Exhibit 4.5

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

TETRA TECHNOLOGIES, INC.

TETRA Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Restated Certificate of Incorporation, as amended:

1. The first sentence of Article FOURTH is hereby amended and, as amended, shall read as follows:

“FOURTH. The total number of shares of stock that the Corporation shall have authority to issue is 105,000,000, consisting of 5,000,000 shares of Preferred Stock, of the par value of $.01 per share (hereinafter called “Preferred Stock”), and 100,000,000 shares of Common Stock, of the par value of $.01 per share (hereinafter called “Common Stock”).”

2. The second paragraph of Section 1 of Article SEVENTH is hereby amended and, as amended, shall read as follows:

“Beginning with the Corporation’s annual meeting of stockholders to be held in 2007, the Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for terms lasting until the next annual meeting of stockholders following their election, and until their successors are elected and qualified, subject to their earlier death, resignation or removal from the Board of Directors.”

3. The penultimate sentence of Section 3 of Article SEVENTH is hereby amended and, as amended, shall read as follows:

“Any Director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been elected and qualified.”

4. The first paragraph of Section 4 of Article SEVENTH is hereby amended and, as amended, shall read as follows:

“Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director in office prior to the election of Directors at the 2007 annual meeting of stockholders of the Corporation may be removed from office only for cause by the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of Voting Stock (as defined below), voting together as a single class, at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director is among the purposes of the meeting. From and after the election of Directors at the 2007 annual meeting of stockholders of the Corporation and subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, Directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class, at any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting.”

5. Article THIRTEENTH is hereby amended and, as amended, shall read in its entirety as follows:

“THIRTEENTH: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3 percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Article FIFTH, SIXTH or THIRTEENTH.”

SECOND: That thereafter, pursuant to the resolutions of the Board of Directors, the proposed amendments were considered at the next annual meeting of stockholders of the Corporation duly called and held on May 2, 2006, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of the Corporation, as required by statute and the Restated Certificate of Incorporation, were voted in favor of such amendments.

THIRD: That said amendments were duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Geoffrey M. Hertel, its President and Chief Executive Officer, and attested to by Bass C. Wallace, Jr., its Corporate Secretary, this 2nd day of May, 2006.

By:/s/Geoffrey M. Hertel

Geoffrey M. Hertel

President and Chief Executive Officer

ATTEST:

/s/Bass C. Wallace, Jr.

Bass C. Wallace, Jr.

Corporate Secretary